Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 26, 2005 relating to the financial statements of Voice Diary Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about Voice Diary Inc.'s ability to continue as a going concern) appearing in the Annual Report on Form 10-KSB/A of Voice Diary Inc. for the year ended December 31, 2004.

/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

May 10, 2005